EXHIBIT 99.1

Vical Reports Fourth Quarter 2017 Financial and Operational Results

SAN DIEGO, March 15, 2018 (GLOBE NEWSWIRE) -- Vical Incorporated (Nasdaq:VICL) today reported financial results for the three months ended December 31, 2017. Net loss for the fourth quarter of 2017 was $3.7 million, or $0.21 per share, compared with a net loss of $2.8 million, or $0.25 per share, for the fourth quarter of 2016. Revenues for the fourth quarter of 2017 were $4.0 million, compared with revenues of $3.2 million for the fourth quarter of 2016, reflecting revenues from Astellas Pharma Inc. for services performed under ASP0113 collaborative agreements.

Vical had cash and investments of $62.9 million at December 31, 2017. The Company’s cash burn for 2017 was $8.6 million, which was consistent with the Company’s full year 2017 guidance of between $8 million and $11 million. The Company is projecting net cash burn for 2018 between $20 million and $24 million.

Program updates include:

VCL-HB01 HSV-2 Therapeutic Vaccine

  Vical is developing an HSV-2 therapeutic vaccine, VCL-HB01, to treat subjects with symptomatic genital herpes infection. The vaccine is currently being evaluated in a Phase 2 study in HSV-2 seropositive healthy adult subjects, 18 to 50 years of age who are randomized 2:1 to receive either vaccine or placebo. Recruitment of 261 subjects at 15 U.S. clinical sites was completed in April 2017 and dosing was completed in July 2017. Following the 4th vaccination or placebo injection, each subject entered a 12-month surveillance period during which each new lesion recurrence is assessed in the clinic by the investigator. Once the last subject has completed a minimum of 9-months of surveillance, the primary endpoint of annualized recurrence rate will be calculated based on those recurrences that are both clinically- and virologically-confirmed. This endpoint provides important information on the number of recurrences over time in this chronic disease setting and is clinically meaningful for both patients and treating physicians. Vical expects to announce top-line results during the second quarter of 2018.

VL-2397 Antifungal Drug

  In February, the Company initiated a Phase 2 trial of VL-2397 for the treatment of invasive aspergillosis. The FDA has advised that VL‑2397 would be eligible for a Limited Use Indication (LUI) approval for the treatment of invasive aspergillosis, assuming a successful outcome of a single Phase 2 trial carried out in accordance with a protocol and statistical analysis plan consistent with the Agency's advice. The final determination whether the drug is approvable will be made by FDA after review of all relevant data. Vical is collaborating with Mycoses Study Group Education and Research Consortium to advance VL-2397 for the treatment of invasive aspergillosis. The FDA has granted Vical Qualified Infectious Disease Product, Orphan Drug and Fast Track designations for VL-2397 for the treatment of invasive aspergillosis.

Hepatitis B Virus Therapeutic Drug

  The Company is pursuing early stage development of a novel treatment for chronic hepatitis B virus (CHB) infection based on its DNA and lipid-delivery technologies. The initial aim of this program will be to demonstrate preclinical proof of concept for inhibiting HBV infection in a mouse model. The ultimate aim will be to demonstrate eradication of persistent HBV infection in CHB patients. This preclinical development effort is being conducted in collaboration with Vical’s strategic partner, AnGes, Inc. of Osaka, Japan.

ASP0113 CMV Therapeutic Vaccine

  Astellas and Vical announced in January that ASP0113, a vaccine being developed for cytomegalovirus-seropositive hematopoietic stem cell transplant recipients, did not meet its primary or key secondary endpoints in the Phase 3 HELIOS clinical trial.

Vical will conduct a conference call and webcast today, March 15, at noon Eastern Time, to discuss the Company’s financial results and program updates. The call and webcast are open on a listen-only basis to any interested parties. To listen to the conference call, dial in approximately ten minutes before the scheduled call to (323)994-2083 (preferred), or (800)562-8369 (toll-free), and reference confirmation code 2848082. A replay of the call will be available for 48 hours beginning about two hours after the call. To listen to the replay, dial (719)457-0820 (preferred) or (888)203-1112 (toll-free) and enter replay passcode 2848082. The webcast will also be available live and archived through the events page at www.vical.com. For further information, contact Vical’s Investor Relations department by phone at (858)646-1127 or by e-mail at ir@vical.com.

About Vical

Vical develops biopharmaceutical products for the prevention and treatment of chronic or life-threatening infectious diseases, including antiviral and antifungal candidates in clinical development. Additional information on Vical is available at www.vical.com.

Forward-Looking Statements

This press release contains forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include net cash use guidance,  anticipated developments in independent and collaborative programs, including the plans, timing of initiation, enrollment and announcement of data for clinical trials, as well as timing for potential regulatory submissions, and potential benefits of Vical’s product candidates. Risks and uncertainties include whether Vical or others will continue development of VCL-HB01, VL-2397 or any other independent or collaborative programs; the risk that the FDA does not grant LUI approval of VL-2397 following the results of Vical’s planned Phase 2 clinical trial; whether Vical will achieve levels of revenues and control expenses to meet its financial projections; whether enrollment in on-going trials will continue at current rates; whether Vical or its collaboration partners will be able to obtain regulatory approvals, allowances or guidance necessary to commercialize any product or to proceed with proposed clinical trials or implement anticipated clinical trial designs; whether on-going or planned clinical trials or regulatory submissions will be initiated or completed on the timelines Vical currently expects; whether any product candidates will be shown to be safe and efficacious in clinical trials; whether Vical is able to continue its collaborative arrangements or enter into new ones; whether Vical will have access to sufficient capital to fund its planned development activities; whether Vical or its collaborative partners will seek or gain approval to market any product candidates; and additional risks set forth in the Company's filings with the Securities and Exchange Commission. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

Contacts:
Andrew Hopkins
(858) 646-1127

Anthony Ramos
Vice President and Chief Financial Officer

Website:  www.vical.com

VICAL INCORPORATED
Selected Condensed Financial Information (Unaudited)

	Three Months Ended		Twelve Months Ended
Statements of Operations	December 31,		December 31,
(in thousands, except per share amounts)	2017	2016	2017	2016
Revenues:
Contract revenue	$3,943	$2,776	$13,401	$12,804
License and royalty revenue	10	387	418	1,727
Total revenues	3,953	3,163	13,819	14,531
Operating expenses:
Research and development	4,448	2,975	14,391	10,355
Manufacturing and production	1,790	1,231	6,479	6,291
General and administrative	1,596	1,732	6,335	7,062
Total operating expenses	7,834	5,938	27,205	23,708
Loss from operations	(3,881)	(2,775)	(13,386)	(9,177)
Net investment and other income	153	3	426	204
Net loss	$(3,728)	$(2,772)	$(12,960)	$(8,973)
Basic and diluted net loss per share	$(0.21)	$(0.25)	$(1.01)	$(0.90)
Weighted average shares used in computing basic and diluted net loss per share	17,778	11,103	12,888	10,019

Balance Sheets			December 31,	December 31,
(in thousands)			2017	2016
Assets:
Cash, cash equivalents, and marketable
securities, including restricted			$60,691	$38,932
Other current assets			15,626	8,935
Total current assets			76,317	47,867
Long-term investments			2,209	2,046
Property and equipment, net			606	1,173
Other assets			1,362	1,198
Total assets			$80,494	$52,284

Liabilities and stockholders' equity:
Current liabilities			$16,917	$7,145
Stockholders' equity			63,577	45,139
Total liabilities and stockholders' equity			$80,494	$52,284